FORM U-A

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.
                                                                  FILE NO. 69-14
                                                                 AMENDMENT NO. 1
                                                                  on Form U-3A-2

         Amendment to Statement by Holding Company Claiming Exemption

             under the Public Utility Holding Company Act of 1935

                       PUBLIC SERVICE COMPANY OF COLORADO

                (Name of company or companies filing amendment)

      Name, title, and address of officer to whom notices and correspondence concerning this amendment should be addressed:

              W. Wayne Brown, Controller and Corporate Secretary

                       PUBLIC SERVICE COMPANY OF COLORADO
                           1225 17th Street, Suite 500
                             Denver, Colorado 80202

      The undersigned hereby amends the above document as indicated in the attached pages with respect to the following (identify item, statement, schedule, or exhibit of document to which amendment relates):
                            Exhibit A of Form U-3A-2

                      ----------------------------------

                                    SIGNATURE

      The company has caused this amendment to be duly signed on its behalf by its authorized officer in the city of Denver and State of Colorado, on the 10th day of March, 1997.


Attest:              (SEAL) PUBLIC SERVICE COMPANY OF COLORADO



   /s/Carol J.Peterson                   By     /s/ W. Wayne Brown
      Assistant Secretary                   Controller and Corporate Secretary


                                                  W. Wayne Brown
                                                  --------------

                                    EXHIBIT A

   A CONSOLIDATING STATEMENT OF INCOME AND RETAINED EARNINGS AND CASH FLOWS OF THE CLAIMANT AND ITS SUBSIDIARY COMPANIES: CHEYENNE LIGHT, FUEL AND POWER COMPANY; E PRIME, INC.; WESTGAS INTERSTATE, INC.; WESTGAS TRANSCOLORADO, INC.; FUEL RESOURCES DEVELOPMENT CO.; YOUNG GAS STORAGE COMPANY; 1480 WELTON, INC.; GREEN AND CLEAR LAKES COMPANY; PSR INVESTMENTS, INC.; PS COLORADO CREDIT CORPORATION AND NATURAL FUELS CORPORATION AND CONSOLIDATED FOR THE YEAR ENDED DECEMBER 31, 1995, TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND SUCH SUBSIDIARY COMPANIES CONSOLIDATED AS OF THE CLOSE OF THE CALENDAR YEAR 1995.

   New Century Energies, Inc., East Boulder Ditch Company; Hillcrest Ditch and Reservoir Company; United Water Company; Fisher Ditch Water Company; Baugh Lateral Ditch Company; Beeman Irrigating Ditch and Milling Company; Consolidated Extension Canal Company; Enterprise Ditch Company; Jones and Donnelly Ditch Company; and Las Animas Consolidated Canal Company are excluded from the consolidated statements of claimant. These excluded companies are not significant, considered either separately or in the aggregate (1) in relation to the claimant or to the claimant and its subsidiary companies consolidated in respect of the amount at which investments in and advances to such companies are carried or (2) in relation to the claimant and its subsidiary companies consolidated in respect of sales or operating revenues of such companies.

   The following information is submitted in reference to six of the foregoing excluded companies which, through either direct or indirect stock holdings, meet the generally accepted accounting definition of a subsidiary (ownership of a majority of the outstanding voting stock over 50 percent):

   East Boulder Ditch Company, Hillcrest Ditch and Reservoir Company, United Water Company, Fisher Ditch Water Company, Consolidated Extension Canal Company, and Las Animas Consolidated Canal Company are mutual ditch companies operated not for profit, and assessments are being levied on the members to cover operating costs. The aggregate investment therein is carried at $6.

                                  * * * * * *

   Neither the filing of this statement nor anything therein contained shall constitute or be deemed to be evidence of a waiver by the Company or any director, officer, or employee of the Company or any person certifying to said statement or to anything contained therein, of any constitutional or legal right to contest the validity or scope of any or all of the provisions of the Public Utility Holding Company Act of 1935 or of any rule or regulation made or to be made thereunder, all such rights being hereby expressly reserved.



               PUBLIC SERVICE COMPANY OF COLORADO AND SUBDISARIES

CONSOLIDATED BALANCE SHEET WITH CONSOLIDATING INFORMATION - DECEMEBER 31, 1996

                                                                          ----------------------------------------------------------
                                                                                                                       Public
                                                                                                                       Service
                                                                                                                     Company of
                    ASSETS                           Consolidated         Eliminations             Total              Colorado
                    ------                           ------------         ------------             -----              --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
    Electric                                        $ 3,931,412,762    $           --        $ 3,931,412,762   $ 3,881,056,088
    Gas                                               1,035,393,854                --          1,035,393,854       996,990,918
    Steam and other                                      78,225,194             7,711 (1)         78,217,483        75,888,571
    Common to all departments                           418,261,940                --            418,261,940       359,165,555
    Construction in progress                            181,597,035                --            181,597,035       174,445,512
                                                        -----------                              -----------       -----------
                                                      5,644,890,785             7,711          5,644,883,074     5,487,546,644
    Less: accumulated depreciation                    2,045,995,556                --          2,045,995,556     1,996,672,867
                                                      -------------                            -------------     -------------
          Total property, plant and equipment         3,598,895,229             7,711          3,598,887,518     3,490,873,777
                                                      -------------             -----          -------------     -------------

 INVESTMENTS:
    Subsidiaries consolidated - common stock                     --       (84,056,061)(1)         84,056,061        84,056,061
    Note receivable from associated company                      --       (12,066,207)(2)         12,066,207                --
    Other, at cost                                       46,549,859                --             46,549,859        34,211,987
                                                         ----------             -----             ----------        ----------
          Total investments                              46,549,859       (96,122,268)           142,672,127       118,268,048
                                                         ----------       -----------            -----------       -----------

 CURRENT ASSETS:
    Cash and temporary cash investments                   9,405,583                --              9,405,583         3,435,374
    Accounts receivable                                 222,180,596                --            222,180,596        27,646,958
    Reserve for uncollectible accounts                   (4,048,800)               --             (4,048,800)       (2,957,140)
    Accounts receivable from associated companies                --        (6,538,755)(2)          6,538,755         3,190,572
    Accrued unbilled revenues                            85,893,684                --             85,893,684        85,005,940
    Recoverable purchased gas and electric
          energy costs - net                             31,288,134                --             31,288,134        32,335,642
    Materials and supplies, at average cost              48,972,355                --             48,972,355        46,756,506
    Fuel inventory, at average cost                      24,738,751                --             24,738,751        24,738,751
    Fuel inventory financed                                      --       (24,547,959)(2)         24,547,959                --
    Gas in underground storage, at cost (LIFO)           42,825,720                --             42,825,720        42,213,192
    Regulatory assets recoverable within one year        44,110,109                --             44,110,109        44,051,902
    Prepaid expenses and other                           41,790,575                --             41,790,575        39,028,723
                                                         ----------             -----             ----------        ----------
          Total current assets                          547,156,707       (31,086,714)           578,243,421       345,446,420
                                                        -----------       -----------            -----------       -----------

 DEFERRED CHARGES:
     Regulatory assets                                  304,455,853                --            304,455,853       304,220,867
     Unamortized debt expense                            10,974,552                --             10,974,552         9,654,598
     Other                                               64,615,305        (1,048,224)            65,663,529        46,931,875
                                                         ----------        ----------             ----------        ----------
          Total deferred charges                        380,045,710        (1,048,224)           381,093,934       360,807,340
                                                        -----------        ----------            -----------       -----------
                                                    $ 4,572,647,505     $(128,249,495)       $ 4,700,897,000   $ 4,315,395,585
                                                    ===============     =============        ===============   ===============

                                                                                           CONSOLIDATING INFORMATION
                                                       ----------------------------------------------------------------------------
                                                       Cheyenne                                                        Fuel
                                                      Light, Fuel           e prime,                 WestGas        Resources
                                                      and Power             inc. and              InterState,      Development
                   ASSETS                              Company              subsidiaries              Inc.              Co.
                   ------                              -------              ------------              ----              ---
PROPERTY, PLANT AND EQUIPMENT, at cost:
    Electric                                         $   50,331,674     $                    $             -   $            --
    Gas                                                  26,630,655         2,000,000                651,867         3,843,288
    Steam and other                                          11,716           707,308                     --                --
    Common to all departments                             3,991,346                --                     --                --
    Construction in progress                              7,151,269                --                     --                --
                                                          ---------             -----                  -----             -----
                                                         88,116,660         2,707,308                651,867         3,843,288
    Less: accumulated depreciation                       28,526,472           123,270                116,014         3,834,567
                                                         ----------           -------                -------         ---------
          Total property, plant and equipment            59,590,188         2,584,038                535,853             8,721
                                                         ----------         ---------                -------             -----

 INVESTMENTS:
    Subsidiaries consolidated - common stock                     --                --                     --                --
    Note receivable from associated company                      --                --                     --                --
    Other, at cost                                           10,800         8,986,938                     --                --
                                                             ------         ---------                  -----             -----
          Total investments                                  10,800         8,986,938                     --                --
                                                             ------         ---------                  -----             -----

 CURRENT ASSETS:
    Cash and temporary cash investments                   1,629,113         2,176,708                219,410           686,731
    Accounts receivable                                   3,245,221        40,600,311                    903           269,961
    Reserve for uncollectible accounts                      (31,786)         (723,862)                    --          (297,797)
    Accounts receivable from associated companies                --           430,639                  8,174         1,426,877
    Accrued unbilled revenues                               887,744                --                     --                --
    Recoverable purchased gas and electric
          energy costs - net                             (1,047,508)               --                     --                --
    Materials and supplies, at average cost                 828,620           227,923                     --                --
    Fuel inventory, at average cost                              --                --                     --                --
    Fuel inventory financed                                      --                --                     --                --
    Gas in underground storage, at cost (LIFO)              612,528                --                     --                --
    Regulatory assets recoverable within one year            58,207                --                     --                --
    Prepaid expenses and other                              297,097         1,848,338                     --                --
                                                            -------         ---------                  -----             -----
          Total current assets                            6,479,236        44,560,057                228,487         2,085,772
                                                          ---------        ----------                -------         ---------

 DEFERRED CHARGES:
     Regulatory assets                                      234,120                --                    866                --
     Unamortized debt expense                               425,503                --                     --                --
     Other                                                  540,585        18,160,687                  1,188            28,683
                                                            -------        ----------                  -----            ------
          Total deferred charges                          1,200,208        18,160,687                  2,054            28,683
                                                          ---------        ----------                  -----            ------
                                                    $    67,280,432     $  74,291,720        $       766,394   $     2,123,176
                                                    ===============     =============        ===============   ===============

                                                       ----------------------------------------------------------------------------
                                                                              Green                                  PS
                                                          1480                 and                  PSR           Colorado
                                                         Welton,           Clear Lakes          Investments,       Credit
                   ASSETS                                  Inc.              Company                Inc.         Corporation
                   ------                                  ----              -------                ----         -----------
PROPERTY, PLANT AND EQUIPMENT, at cost:
    Electric                                        $            --     $      25,000        $            --   $            --
    Gas                                                          --                --                     --                --
    Steam and other                                       1,609,888                --                     --                --
    Common to all departments                            55,105,039                --                     --                --
    Construction in progress                                    254                --                     --                --
                                                                ---             -----                  -----             -----
                                                         56,715,181            25,000                     --                --
    Less: accumulated depreciation                       15,542,778                --                     --                --
                                                         ----------             -----                  -----             -----
          Total property, plant and equipment            41,172,403            25,000                     --                --
                                                         ----------            ------                  -----             -----

 INVESTMENTS:
    Subsidiaries consolidated - common stock                     --                --                     --                --
    Note receivable from associated company              12,066,207                --                     --                --
    Other, at cost                                               --                --              2,714,750                --
                                                              -----             -----              ---------             -----
          Total investments                              12,066,207                --              2,714,750                --
                                                         ----------             -----              ---------             -----

 CURRENT ASSETS:
    Cash and temporary cash investments                      75,697                --                106,632            38,060
    Accounts receivable                                       6,501                --                    303       149,710,769
    Reserve for uncollectible accounts                            -                --                     --                --
    Accounts receivable from associated companies           224,980                --                669,151                --
    Accrued unbilled revenues                                    --                --                     --                --
    Recoverable purchased gas and electric
          energy costs - net                                     --                --                     --                --
    Materials and supplies, at average cost                      --                --                     --                --
    Fuel inventory, at average cost                              --                --                     --                --
    Fuel inventory financed                                      --                --                     --        24,547,959
    Gas in underground storage, at cost (LIFO)                   --                --                     --                --
    Regulatory assets recoverable within one year                --                --                     --                --
    Prepaid expenses and other                               30,143                --                496,345            55,125
                                                             ------             -----                -------            ------
          Total current assets                              337,321                --              1,272,431       174,351,913
                                                            -------             -----              ---------       -----------

 DEFERRED CHARGES:
     Regulatory assets                                           --                --                      --                --
     Unamortized debt expense                               718,804                --                      --           175,647
     Other                                                       --                --                      --                --
                                                              -----             -----                   -----             -----
          Total deferred charges                            718,804                --                      --           175,647
                                                            -------             -----                   -----           -------
                                                    $    54,294,735     $      25,000        $      3,987,181   $   174,527,560
                                                    ===============     =============        ================   ===============



                                                       -------------------------
                                                          Natural
                                                           Fuels
                   ASSETS                                Corporation
                   ------                                -----------
PROPERTY, PLANT AND EQUIPMENT, at cost:
    Electric                                        $            --
    Gas                                                   5,277,126
    Steam and other                                              --
    Common to all departments                                    --
    Construction in progress                                     --
                                                             ------
                                                          5,277,126
    Less: accumulated depreciation                        1,179,588
                                                          ---------
          Total property, plant and equipment             4,097,538
                                                          ---------

INVESTMENTS:
   Subsidiaries consolidated - common stock                      --
   Note receivable from associated company                       --
   Other, at cost                                           625,384
                                                            -------
         Total investments                                  625,384

CURRENT ASSETS:
    Cash and temporary cash investments                   1,037,858
    Accounts receivable                                     699,669
    Reserve for uncollectible accounts                      (38,215)
    Accounts receivable from associated companies           588,362
    Accrued unbilled revenues                                    --
    Recoverable purchased gas and electric
          energy costs - net                                     --
    Materials and supplies, at average cost               1,159,306
    Fuel inventory, at average cost                              --
    Fuel inventory financed                                      --
    Gas in underground storage, at cost (LIFO)                   --
    Regulatory assets recoverable within one year                --
    Prepaid expenses and other                               34,804
                                                             ------
          Total current assets                            3,481,784
                                                          ---------

 DEFERRED CHARGES:
     Regulatory assets                                            -
     Unamortized debt expense                                    --
     Other                                                      511
                                                                ---
          Total deferred charges                                511
                                                                ---
                                                      $   8,205,217
                                                      =============



               PUBLIC SERVICE COMPANY OF COLORADO AND SUBDISARIES

CONSOLIDATED BALANCE SHEET WITH CONSOLIDATING INFORMATION - DECEMEBER 31, 1996

                                                                          ----------------------------------------------------------
                                                                                                                     Public
                                                                                                                     Service
                                                                                                                   Company of
            CAPITAL AND LIABILITIES                  Consolidated         Eliminations             Total            Colorado
            -----------------------                  ------------         ------------             -----            --------
 COMMON STOCK                                       $ 1,048,446,600    $           --       $ 1,048,446,600   $ 1,048,446,600
 COMMON STOCK OF SUBSIDIARIES                                             119,452,617(1)        119,452,617                --
 RETAINED EARNINGS (DEFICIT)                            389,841,433        34,706,282(1)        355,135,151       389,841,433
                                                        -----------        ------------         -----------       -----------
          Total common equity                         1,438,288,033       (84,746,335)        1,523,034,368     1,438,288,033

 PREFERRED STOCK:
    Not subject to mandatory redemption                 140,007,500                --           140,007,500       140,007,500
    Subject to mandatory redemption at par               39,913,200                --            39,913,200        39,913,200
 LONG-TERM DEBT                                       1,259,528,027                --         1,259,528,027     1,189,322,052
                                                      -------------                           -------------     -------------
                                                      2,877,736,760       (84,746,335)        2,962,483,095     2,807,530,785
                                                      -------------       -----------         -------------     -------------

 NONCURRENT LIABILITIES:
    Employees' postretirement benefits other
      than pensions                                      55,677,201                --            55,677,201        55,646,590
    Employees' postemployment benefits                   25,181,367                --            25,181,367        24,460,800
                                                         ----------             -----            ----------        ----------
          Total noncurrent liabilities                   80,858,568                --            80,858,568        80,107,390
                                                         ----------             -----            ----------        ----------

 CURRENT LIABILITIES:
    Notes payable and commercial paper                  244,724,625                 --           244,724,625       180,799,625
    Long-term debt due within one year                  155,030,322                 --           155,030,322        74,645,711
    Preferred stock subject to mandatory
       redemption within one year                         2,576,000                 --             2,576,000         2,576,000
    Accounts payable                                    254,255,787                 --           254,255,787       209,938,036
    Accounts payable to associated companies                     --        (31,086,714)(2)        31,086,714        22,603,762
    Note payable to associated company                           --        (12,066,207)(2)        12,066,207        12,066,207
    Dividends payable                                    36,972,559                 --            36,972,559        36,972,559
    Customers' deposits                                  21,441,375                 --            21,441,375        20,838,247
    Accrued taxes                                        58,990,450                 --            58,990,450        57,968,153
    Accrued interest                                     33,796,942                 --            33,796,942        30,151,879
    Current defueling & decommissioning liability         8,664,907                 --             8,664,907         8,664,907
    Current accumulated deferred income taxes             4,560,063                 --             4,560,063         5,690,850
    Other                                                69,203,131                 --            69,203,131        65,406,829
                                                         ----------                               ----------        ----------
          Total current liabilities                     890,216,161        (43,152,921)          933,369,082       728,322,765
                                                        -----------        -----------           -----------       -----------

 DEFERRED CREDITS:
    Customers' advances for construction                 50,268,888                 --            50,268,888        49,591,848
    Unamortized investment tax credits                  105,928,166                 --           105,928,166       103,583,002
    Accumulated deferred income taxes                   539,082,180                 --           539,082,180       517,453,388
    Other                                                28,556,782           (350,239)(1)        28,907,021        28,806,407
                                                         ----------           --------            ----------        ----------
          Total deferred credits                        723,836,016           (350,239)          724,186,255       699,434,645

 COMMITMENTS AND CONTINGENCIES
                                                    ---------------     ---------------      ---------------   ---------------
                                                    $ 4,572,647,505     $ (128,249,495)      $ 4,700,897,000   $ 4,315,395,585
                                                    ===============     ==============       ===============   ===============

                                                                                           CONSOLIDATING INFORMATION
                                                       ----------------------------------------------------------------------------
                                                    Cheyenne                                                        Fuel
                                                   Light, Fuel                e prime,          WestGas            Resources
                                                    and Power                 inc. and        InterState,        Development
            CAPITAL AND LIABILITIES                  Company                subsidiaries         Inc.                Co.
            -----------------------                  -------                    ----             ----                ---
 COMMON STOCK                                       $            --     $          --       $             --   $            --
 COMMON STOCK OF SUBSIDIARIES                             3,000,000        24,448,605                600,000        43,650,000
 RETAINED EARNINGS (DEFICIT)                             16,217,544        (1,188,870)                64,952       (43,132,001)
                                                         ----------        ----------                 ------       -----------
          Total common equity                            19,217,544        23,259,735                664,952           517,999

 PREFERRED STOCK:
    Not subject to mandatory redemption                          --                --                     --                --
    Subject to mandatory redemption at par                       --                --                     --                --
 LONG-TERM DEBT                                          19,000,000                --                     --                --
                                                         ----------             -----                  -----             -----
                                                         38,217,544        23,259,735                664,952           517,999
                                                         ----------        ----------                -------           -------

 NONCURRENT LIABILITIES:
    Employees' postretirement benefits other
      than pensions                                          30,611                --                     --                --
    Employees' postemployment benefits                      720,567                --                     --                --
                                                            -------             -----                  -----            ------
          Total noncurrent liabilities                      751,178                --                     --                --
                                                            -------             -----                  -----            ------

 CURRENT LIABILITIES:
    Notes payable and commercial paper                   14,875,000         3,500,000                     --                --
    Long-term debt due within one year                           --                --                     --                --
    Preferred stock subject to mandatory
       redemption within one year                                --                --                     --                --
    Accounts payable                                      5,207,524        38,589,304                  8,635           172,670
    Accounts payable to associated companies                573,755                --                     --         2,615,324
    Note payable to associated company                           --                --                     --                --
    Dividends payable                                            --                --                     --                --
    Customers' deposits                                     278,253           324,875                     --                --
    Accrued taxes                                            65,635           210,954                 11,772            94,422
    Accrued interest                                        583,763             7,647                     --                --
    Current defueling & decommissioning liability                --                --                     --                --
    Current accumulated deferred income taxes            (1,118,626)               --                     --                --
    Other                                                   688,140         1,910,212                 11,500           613,609
                                                            -------         ---------                 ------           -------
          Total current liabilities                      21,153,444        44,542,992                 31,907         3,496,025
                                                         ----------        ----------                 ------         ---------

 DEFERRED CREDITS:
    Customers' advances for construction                    677,040                --                     --                --
    Unamortized investment tax credits                    1,399,047                --                     --                --
    Accumulated deferred income taxes                     5,047,667         6,488,993                 69,535        (1,956,950)
    Other                                                    34,512                --                     --            66,102
                                                             ------             -----                  -----            ------
          Total deferred credits                          7,158,266         6,488,993                 69,535        (1,890,848)

 COMMITMENTS AND CONTINGENCIES
                                                    ---------------     -------------       ----------------   ---------------
                                                    $    67,280,432     $  74,291,720       $        766,394   $     2,123,176
                                                    ===============     =============       ================   ===============


                                                   --------------------------------------------------------------------------------
                                                                             Green                                     PS
                                                            1480              And                 PSR               Colorado
                                                           Welton,        Clear Lakes          Investments,          Credit
            CAPITAL AND LIABILITIES                         Inc.            Company               Inc.            Corporation
            -----------------------                         ----           ---------              ----            -----------
 COMMON STOCK                                       $            --     $          --      $              --    $           --
 COMMON STOCK OF SUBSIDIARIES                             7,506,189            25,000              3,631,900        20,911,047
 RETAINED EARNINGS (DEFICIT)                              2,042,150                --                385,551                --
                                                          ---------             -----                -------             -----
          Total common equity                             9,548,339            25,000              4,017,451        20,911,047

 PREFERRED STOCK:
    Not subject to mandatory redemption                          --                --                     --                --
    Subject to mandatory redemption at par                       --                --                     --                --
 LONG-TERM DEBT                                          31,155,401                --                     --        20,000,000
                                                         ----------             -----                  -----        ----------
                                                         40,703,740            25,000              4,017,451        40,911,047
                                                         ----------            ------              ---------        ----------

 NONCURRENT LIABILITIES:
    Employees' postretirement benefits other
      than pensions                                              --                --                     --                --
    Employees' postemployment benefits                           --                --                     --                --
                                                              -----             -----                  -----             -----
          Total noncurrent liabilities                           --                --                     --                --
                                                              -----             -----                  -----            ------

 CURRENT LIABILITIES:
    Notes payable and commercial paper                           --                --                     --        45,550,000
    Long-term debt due within one year                      350,889                --                     --        80,000,000
    Preferred stock subject to mandatory
       redemption within one year                                --                --                     --                --
    Accounts payable                                             --                --                     --                --
    Accounts payable to associated companies                     --                --                     --         5,293,873
    Note payable to associated company                           --                --                     --                --
    Dividends payable                                            --                --                     --                --
    Customers' deposits                                          --                --                     --                --
    Accrued taxes                                           114,708                --                457,937            66,869
    Accrued interest                                        347,882                --                     --         2,705,771
    Current defueling & decommissioning liability                --                --                     --                --
    Current accumulated deferred income taxes                (5,253)               --                     --                --
    Other                                                    20,847                --                     --                --
                                                            -------             -----                  -----             -----
          Total current liabilities                         829,073                --                457,937       133,616,513
                                                            -------             -----                -------       -----------

 DEFERRED CREDITS:
    Customers' advances for construction                         --                --                     --                --
    Unamortized investment tax credits                      946,117                --                     --                --
    Accumulated deferred income taxes                    11,815,805                --               (488,207)               --
    Other                                                        --                --                     --                --
                                                              -----             -----                  -----             -----
          Total deferred credits                         12,761,922                --               (488,207)               --

 COMMITMENTS AND CONTINGENCIES
                                                    ---------------     -------------       ----------------   ---------------
                                                    $    54,294,735     $      25,000       $      3,987,181   $   174,527,560
                                                    ===============     =============       ================   ===============

                                                    -----------------------------
                                                        Natural
                                                         Fuels
            CAPITAL AND LIABILITIES                   Corporation
            -----------------------                   -----------

 COMMON STOCK                                       $            --
 COMMON STOCK OF SUBSIDIARIES                            15,679,876
 RETAINED EARNINGS (DEFICIT)                             (9,095,608)
                                                         ----------
          Total common equity                             6,584,268

 PREFERRED STOCK:
    Not subject to mandatory redemption                          --
    Subject to mandatory redemption at par                       --
 LONG-TERM DEBT                                              50,574
                                                             ------
                                                          6,634,842
                                                          ---------

 NONCURRENT LIABILITIES:
    Employees' postretirement benefits other
      than pensions                                              --
    Employees' postemployment benefits                           --
                                                              -----
          Total noncurrent liabilities                           --
                                                              -----

 CURRENT LIABILITIES:
    Notes payable and commercial paper                           --
    Long-term debt due within one year                       33,722
    Preferred stock subject to mandatory
       redemption within one year                                --
    Accounts payable                                        339,618
    Accounts payable to associated companies                     --
    Note payable to associated company                           --
    Dividends payable                                            --
    Customers' deposits                                          --
    Accrued taxes                                                --
    Accrued interest                                             --
    Current defueling & decommissioning liability                --
    Current accumulated deferred income taxes                (6,908)
    Other                                                   551,994
                                                            -------
          Total current liabilities                         918,426
                                                            -------

 DEFERRED CREDITS:
    Customers' advances for construction                         --
    Unamortized investment tax credits                           --
    Accumulated deferred income taxes                       651,949
    Other                                                        --
                                                              -----
          Total deferred credits                            651,949

 COMMITMENTS AND CONTINGENCIES
                                                    ---------------
                                                    $     8,205,217
                                                    ===============

               PUBLIC SERVICE COMPANY OF COLORADO AND SUBDISARIES

CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS WITH CONSOLIDATING INFORMATION

           YEAR ENDED DECEMEBER 31, 1996


                                                                                                                    Public
                                                                                                                    Service
                                                                                                                  Company of
                                                       Consolidated         Eliminations           Total            Colorado
                                                       ------------         ------------           -----            --------
OPERATING REVENUES:
    Electric                                        $  1,488,990,493    $          --       $  1,488,990,493   $ 1,443,346,095
    Gas                                                  640,496,807          501,257(4)         640,998,064       556,071,799
    Other                                                 41,898,640       20,364,185(4)          62,262,825         6,747,066
                                                          ----------       ----------             ----------         ---------
                                                       2,171,385,940       20,865,442          2,192,251,382     2,006,164,960

 OPERATING EXPENSES:
    Fuel used in generation                              195,441,786               --            195,441,786       195,441,786
    Purchased power                                      490,428,576               --            490,428,576       454,433,370
    Gas purchased for resale                             393,162,631         (223,720)(4)        393,386,351       321,977,211
    Other operating expenses                             336,100,052      (18,444,930)(4)        354,544,982       334,275,858
    Maintenance                                           63,907,712               --             63,907,712        63,142,904
    Depreciation and amortization                        154,631,666               --            154,631,666       149,197,320
    Taxes (other than income taxes)                       82,898,637               --             82,898,637        80,749,798
    Income taxes                                          96,331,239               --             96,331,239       112,316,949
                                                          ----------            -----             ----------       -----------
                                                       1,812,902,299      (18,668,650)         1,831,570,949     1,711,535,196
                                                       -------------      -----------          -------------     -------------
 OPERATING INCOME (LOSS)                                 358,483,641        2,196,792            360,680,433       294,629,764

 OTHER INCOME AND DEDUCTIONS:
    Allowance for equity funds used during
       construction                                          757,446               --                757,446           756,557
    Equity in earnings of consolidated
       subsidiaries                                               --       12,500,273 (1)         12,500,273        12,500,273
    Interest income from subsidiaries                             --        1,016,243 (5)          1,016,243           148,482
    Miscellaneous income (deductions) - net              (19,015,088)        (219,092)(1)        (19,234,180)      (20,739,964)
                                                         -----------        ----------            -----------       -----------
                                                         (18,257,642)      13,297,424             (4,960,218)       (7,334,652)
 INTEREST CHARGES:
    Interest on long-term debt                            92,204,698               --             92,204,698        81,097,625
    Amortization of debt discount and
       expense less premium                                3,621,134               --              3,621,134         3,386,248
    Other interest                                        57,397,645       (3,213,035)(4)(5)      60,610,680        15,733,819
    Allowance for borrowed funds used
       during construction                                (3,343,573)              --             (3,343,573)       (3,268,675)
                                                          ----------            -----             ----------        ----------
                                                         149,879,904       (3,213,035)           153,092,939        96,949,017
                                                         -----------       ----------            -----------        ----------
 NET INCOME (LOSS)                                       190,346,095       12,281,181 (b)        202,627,276       190,346,095
 RETAINED EARNINGS (DEFICIT)
      AT BEGINNING OF YEAR                               346,539,057       33,736,763 (b)        312,802,294       346,539,057
                                                         -----------       ----------            -----------       -----------
                                                         536,885,152      (21,455,582)           515,429,570       536,885,152
 DIVIDENDS ON PREFERRED STOCK                            (11,828,635)             -              (11,828,635)      (11,828,635)
 DIVIDENDS ON COMMON STOCK                              (135,110,826)     (12,600,307)(b)       (147,711,133)     (135,110,826)
 OTHER ADJUSTMENT                                           (104,258)        (650,393)(a)           (754,651)         (104,258)
                                                            --------         --------               --------          --------
 RETAINED EARNINGS (DEFICIT)
      AT END OF YEAR                                $    389,841,433    $ (34,706,282)      $    355,135,151   $   389,841,433
                                                    ================    =============       ================   ===============

(a) Young Gas Storage Company became a subsidiary of e prime, inc. effective February 1, 1996.  The statement of income includes eleven months of operations as a subsidiary of e prime and one month of operations as a subsidiary of the
       Company.  Retained earnings have been adjusted and eliminated.
(b) To eliminate intercompany investment, earnings and dividends.


                                                                                           CONSOLIDATING INFORMATION
                                                       ----------------------------------------------------------------------------
                                                         Cheyenne                                                   Fuel
                                                        Light, Fuel        e prime,              WestGas          Resources
                                                         and Power         inc. and            InterState,       Development
                                                         Company         subsidiaries             Inc.               Co.
                                                         -------         ------------             ----               ---
OPERATING REVENUES:
    Electric                                        $   37,838,319      $   7,806,079       $             --   $            --
    Gas                                                 15,644,244         64,388,543                113,699         1,256,317
    Other                                                       --            955,697                     --                --
                                                             -----            -------                  -----             -----
                                                        53,482,563         73,150,319                113,699         1,256,317

 OPERATING EXPENSES:
    Fuel used in generation                                     --                 --                     --                --
    Purchased power                                     28,345,766          7,649,440                     --                --
    Gas purchased for resale                            10,054,926         60,840,781                     --                --
    Other operating expenses                             5,911,140          6,224,141                 42,420         2,817,235
    Maintenance                                            764,328                 --                    480                --
    Depreciation and amortization                        2,216,973          1,053,131                 25,670           470,946
    Taxes (other than income taxes)                      1,494,455            148,723                    881           101,771
    Income taxes                                           794,076           (864,623)                17,562        (2,521,028)
                                                           -------           --------                 ------        ----------
                                                        49,581,664         75,051,593                 87,013           868,924
                                                        ----------         ----------                 ------           -------
 OPERATING INCOME (LOSS)                                 3,900,899         (1,901,274)                26,686           387,393

 OTHER INCOME AND DEDUCTIONS:
    Allowance for equity funds used during
       construction                                            889                 --                     --                --
    Equity in earnings of consolidated
       subsidiaries                                             --                 --                     --                --
    Interest income from subsidiaries                           --                 --                     --                --
    Miscellaneous income (deductions) - net                (47,959)         1,198,116                  7,788            72,406
                                                           -------          ---------                  -----            ------
                                                           (47,070)         1,198,116                  7,788            72,406
 INTEREST CHARGES:
    Interest on long-term debt                           1,422,504                 --                     --                --
    Amortization of debt discount and
       expense less premium                                 22,275                 --                     --                --
    Other interest                                         933,756             45,581                     --           966,994
    Allowance for borrowed funds used
       during construction                                 (74,898)                --                     --                --
                                                           -------              -----                  -----             -----
                                                         2,303,637             45,581                     --           966,994
                                                         ---------             ------                                  -------
 NET INCOME (LOSS)                                       1,550,192           (748,739)                34,474          (507,195)
 RETAINED EARNINGS (DEFICIT)
      AT BEGINNING OF YEAR                              14,667,352           (440,131)                30,478       (42,624,806)
                                                        ----------           --------                 ------       -----------
                                                        16,217,544         (1,188,870)                64,952       (43,132,001)
 DIVIDENDS ON PREFERRED STOCK                                   --                 --                     --                --
 DIVIDENDS ON COMMON STOCK                                      --                 --                     --                --
 OTHER ADJUSTMENT                                               --                 --                     --                --
                                                             -----              -----                  -----             -----
 RETAINED EARNINGS (DEFICIT)
      AT END OF YEAR                                $   16,217,544      $  (1,188,870)      $         64,952    $  (43,132,001)
                                                    ==============      =============       ================    ==============


                                                       ----------------------------------------------------------------------------
                                                                                                                     PS
                                                          Young Gas          1480                 PSR            Colorado
                                                           Storage          Welton,           Investments,         Credit
                                                          Company (a)        Inc.                 Inc.          Corporation
                                                          -----------        ----                 ----          -----------
OPERATING REVENUES:
    Electric                                        $          --       $          --       $             --   $            --
    Gas                                                        --                  --                     --                --
    Other                                                      --           8,145,665             34,138,097        12,276,300
                                                            -----           ---------             ----------        ----------
                                                               --           8,145,665             34,138,097        12,276,300

 OPERATING EXPENSES:
    Fuel used in generation                                    --                  --                     --                --
    Purchased power                                            --                  --                     --                --
    Gas purchased for resale                                   --                  --                     --                --
    Other operating expenses                                   --              99,338                422,530           190,954
    Maintenance                                                --                  --                     --                --
    Depreciation and amortization                              --           1,443,299                     --                --
    Taxes (other than income taxes)                            --             418,498                (30,752)            4,751
    Income taxes                                           72,849           1,049,160            (15,300,955)        1,424,890
                                                           ------           ---------            -----------         ---------
                                                           72,849           3,010,295            (14,909,177)        1,620,595
                                                           ------           ---------            -----------         ---------
 OPERATING INCOME (LOSS)                                  (72,849)          5,135,370             49,047,274        10,655,705

 OTHER INCOME AND DEDUCTIONS:
    Allowance for equity funds used during
       construction                                            --                  --                     --                --
    Equity in earnings of consolidated
       subsidiaries                                            --                  --                     --                --
    Interest income from subsidiaries                                         867,761                     --                --
    Miscellaneous income (deductions) - net               192,633              18,662                     --             1,496
                                                          -------              ------                  -----             -----
                                                          192,633             886,423                     --             1,496
 INTEREST CHARGES:
    Interest on long-term debt                                 --           4,193,705                     --          5,480,447
    Amortization of debt discount and
       expense less premium                                    --              36,242                     --            176,369
    Other interest                                             --              51,722             40,177,367          2,700,070
    Allowance for borrowed funds used
       during construction                                     --                  --                     --                 --
                                                            -----               -----                  -----             ------
                                                               --           4,281,669             40,177,367          8,356,886
                                                            -----           ---------             ----------          ---------
 NET INCOME (LOSS)                                        119,784           1,740,124              8,869,907          2,300,315
 RETAINED EARNINGS (DEFICIT)
      AT BEGINNING OF YEAR                                530,256           1,802,018                315,644                 --
                                                          -------           ---------                -------              -----
                                                          650,040           3,542,142              9,185,551          2,300,315
 DIVIDENDS ON PREFERRED STOCK                                  --                  --                     --                 --
 DIVIDENDS ON COMMON STOCK                                     --          (1,499,992)            (8,800,000)        (2,300,315)
 OTHER ADJUSTMENT                                        (650,040)                 --                     --                 --
                                                         --------               -----                  -----              -----

 RETAINED EARNINGS (DEFICIT)
      AT END OF YEAR                                $          --       $   2,042,150       $        385,551   $             --
                                                    =============       =============       ================   ================


                                                 -------------------------------

                                                       Natural
                                                        Fuels
                                                     Corporation
                                                     ------------
OPERATING REVENUES:
    Electric                                        $          --
    Gas                                                 3,523,462
    Other                                                      --
                                                           ------
                                                        3,523,462

 OPERATING EXPENSES:
    Fuel used in generation                                    --
    Purchased power                                            --
    Gas purchased for resale                              513,433
    Other operating expenses                            4,561,366
    Maintenance                                                --
    Depreciation and amortization                         224,327
    Taxes (other than income taxes)                        10,512
    Income taxes                                         (657,641)
                                                         --------
                                                        4,651,997
                                                        ---------
 OPERATING INCOME (LOSS)                               (1,128,535)

 OTHER INCOME AND DEDUCTIONS:
    Allowance for equity funds used during
       construction                                            --
    Equity in earnings of consolidated
       subsidiaries                                            --
    Interest income from subsidiaries                          --
    Miscellaneous income (deductions) - net                62,642
                                                           ------
                                                           62,642
 INTEREST CHARGES:
    Interest on long-term debt                             10,417
    Amortization of debt discount and
       expense less premium                                    --
    Other interest                                          1,371
    Allowance for borrowed funds used
       during construction                                     --
                                                            -----
                                                           11,788
                                                           ------
 NET INCOME (LOSS)                                     (1,077,681)
 RETAINED EARNINGS (DEFICIT)
      AT BEGINNING OF YEAR                             (8,017,574)
                                                        ---------
                                                       (9,095,255)
 DIVIDENDS ON PREFERRED STOCK                                  --
 DIVIDENDS ON COMMON STOCK                                     --
 OTHER ADJUSTMENT                                            (353)
                                                              ----
 RETAINED EARNINGS (DEFICIT)
      AT END OF YEAR                                $  (9,095,608)
                                                    ==============

               PUBLIC SERVICE COMPANY OF COLORADO AND SUBDISARIES

CONSOLIDATED STATEMENT OF CASH FLOWS WITH CONSOLIDATING INFORMATION

                    YEAR ENDED DECEMEBER 31, 1996
                                                                           ---------------------------------------------------------
                                                                                                                    Public
                                                                                                                   Service
                                                                                                                  Company of
                                                       Consolidated        Eliminations        Total                Colorado
                                                       ------------        ------------        -----                --------
OPERATING ACTIVITIES:
  Net income (loss)                                 $ 190,346,095       $  12,281,181 (a)   $    202,627,276   $   190,346,095
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
      operating activities:
   Depreciation and amortization                    $ 159,400,145                  --            159,400,145       154,655,219
   Amortization of investment tax credits              (7,256,407)                 --             (7,256,407)       (7,118,714)
   Deferred income taxes                               60,899,197                  --             60,899,197        63,564,107
   Allowance for equity funds used during
      construction                                       (757,446)                 --               (757,446)         (756,557)
   Change in accounts receivable                      (88,680,320)         11,347,557 (b)        (77,332,763)      (32,466,261)
   Change in inventories                               20,541,852                  --             20,541,852        20,689,611
   Change in other current assets                     (31,168,650)                 --            (31,168,650)      (30,437,646)
   Change in accounts payable                          88,473,411         (11,347,557)(b)         77,125,854        43,566,165
   Change in other current liabilities                (36,615,411)                 --            (36,615,411)      (39,358,756)
   Change in deferred amounts                         (19,549,899)            219,090 (b)        (19,330,809)      (18,954,569)
   Change in noncurrent liabilities                    (9,778,555)         (3,087,466)(b)        (12,857,021)      (12,909,405)
   Other                                                1,759,474                  --              1,759,474         1,783,395
                                                        ---------               -----              ---------         ---------
     Net cash provided by (used in)
      operating activities                            327,613,486           9,421,805            337,035,291       332,602,684

INVESTING ACTIVITIES:
   Construction expenditures                         (321,161,523)                 --           (321,161,523)     (311,243,801)
   Allowance for equity funds used during
      construction                                        757,446                  --                757,446           756,557
   Proceeds from (cost of)disposition of
      property, plant and equipment                    20,453,686                  --             20,453,686         3,968,703
   Purchase of other investments                      (11,484,926)        (61,681,162)(b)(c)     (73,166,088)      (70,999,166)
   Sale of other investments                              663,401          43,814,029 (b)(c)      44,477,430        41,370,319
   Subsidiary dividends in excess
     of earnings                                               --             100,035 (a)            100,035           100,035
   Payment for purchase of companies,
      net of cash acquired                              3,648,965                  --              3,648,965                --
                                                        ---------               -----              ---------             -----
     Net cash provided by (used in)
     investing activities                            (307,122,951)        (17,767,098)           (324,890,049)    (336,047,353)

FINANCING ACTIVITIES:
   Proceeds from sale of common stock                  30,115,309          61,681,162 (c)          91,796,471       30,015,309
   Repurchase of common stock                                  --         (40,735,562)(b)(c)      (40,735,562)              --
   Proceeds from sale of long-term notes and bonds    217,415,010                  --             217,415,010      197,554,797
   Redemption of long-term notes and bonds            (83,355,889)                 --             (83,355,889)     (82,997,675)
   Short-term borrowings - net                        (43,325,375)                 --             (43,325,375)      (1,250,375)
   Redemption of preferred stock                       (1,376,000)                 --              (1,376,000)      (1,376,000)
   Dividends on common stock                         (133,393,623)        (12,600,307)(a)        (145,993,930)    (133,393,623)
   Dividends on preferred stock                       (11,857,531)                 --             (11,857,531)     (11,857,531)
                                                      -----------               -----             -----------      -----------
     Net cash provided by (used in)
       financing activities                           (25,778,099)          8,345,293             (17,432,806)      (3,305,098)
                                                      -----------           ---------             -----------       ----------
     Net increase (decrease) in cash
         and temporary cash investments                (5,287,564)                 --              (5,287,564)      (6,749,767)
     Cash and temporary cash investments
        at beginning of year                           14,693,147                  --              14,693,147       10,185,141
                                                       ----------               -----              ----------       ----------
     Cash and temporary cash investments
        at end of year                              $   9,405,583       $          --       $       9,405,583  $     3,435,374
                                                    =============       =============       =================  ===============

(a) Eliminate subsidiary net income, undistributed equity in earnings of subsidiaries and dividends paid to parent.
(b) Eliminate changes in accounts payable to and receivables from associated companies.
(c) Eliminate intercompany stock transactions.
(d) Young Gas Storage Company became a subsidiary of e prime, inc. effective February 1, 1996.  The statement of cash flows includes eleven months of operations as a subsidiary of e prime and one month of operations as a subsidiary of the Company.


                                                                                           CONSOLIDATING INFORMATION
                                                       ----------------------------------------------------------------------------
                                                       Cheyenne                                                     Fuel
                                                     Light, Fuel           e prime,              WestGas          Resources
                                                      and Power            inc. and            InterState,       Development
                                                       Company           subsidiaries              Inc.              Co.
                                                       -------           ------------              ----              ---
OPERATING ACTIVITIES:
  Net income (loss)                                 $   1,550,192       $    (748,739)      $         34,474   $      (507,195)
  Adjustments to reconcile net income (loss)
      to net cash provided by (used in)
      operating activities:
   Depreciation and amortization                        2,239,248             112,275                 25,670           470,946
   Amortization of investment tax credits                 (77,779)                 --                     --                --
   Deferred income taxes                                  278,514             136,473                 13,524        (3,912,341)
   Allowance for equity funds used during
      construction                                           (889)                 --                     --                --
   Change in accounts receivable                          264,159         (35,331,229)                 8,743         3,184,714
   Change in inventories                                 (380,963)           (227,923)                    --            35,959
   Change in other current assets                         989,782          (1,845,266)                    --                --
   Change in accounts payable                             321,010          28,392,727                  8,635         2,283,980
   Change in other current liabilities                 (1,747,988)          1,680,064                 12,386          (153,921)
   Change in deferred amounts                             229,121            (279,665)                    --          (325,696)
   Change in noncurrent liabilities                        52,384                  --                     --                --
   Other                                                       --              80,584                     --                --
                                                            -----              ------                  -----             -----
     Net cash provided by (used in)
      operating activities                              3,716,791          (8,030,699)               103,432         1,076,446

INVESTING ACTIVITIES:
   Construction expenditures                           (9,028,998)           (586,680)                    --          (269,995)
   Allowance for equity funds used during
      construction                                            889                  --                     --                --
   Proceeds from (cost of) disposition of
      property, plant and equipment                      (109,529)              4,279                     --        19,513,591
   Purchase of other investments                               --          (1,716,660)                    --                --
   Sale of other investments                                   --              19,004                     --         3,078,467
   Subsidiary dividends in excess of earnings                  --                  --                     --                --
   Payment for purchase of companies, net of
      cash acquired                                            --           3,648,965                     --                --
                                                            -----           ---------                  -----             -----
     Net cash provided by (used in)
      investing activities                             (9,137,638)          1,368,908                     --        22,322,063

FINANCING ACTIVITIES:
   Proceeds from sale of common stock                          --           5,182,855                     --        11,600,000
   Repurchase of common stock                                  --                  --                     --                --
   Proceeds from sale of long-term notes and bonds             --                  --                     --                --
   Redemption of long-term notes and bonds                     --                  --                     --                --
   Short-term borrowings - net                          5,275,000           3,500,000                     --       (34,350,000)
   Redemption of preferred stock                               --                  --                     --                --
   Dividends on common stock                                   --                  --                     --                --
   Dividends on preferred stock                                --                  --                     --                --
                                                            -----               -----                  -----             -----
     Net cash provided by (used in)
      financing activities                              5,275,000           8,682,855                     --       (22,750,000)
                                                        ---------           ---------                  -----       -----------
     Net increase (decrease) in cash
      and temporary cash investments                     (145,847)          2,021,064                103,432           648,509
     Cash and temporary cash investments
      at beginning of year                              1,774,960             155,644                115,978            38,222
                                                        ---------             -------                -------            ------
     Cash and temporary cash investments
      at end of year                                $   1,629,113       $   2,176,708      $         219,410   $       686,731
                                                    =============       =============      =================   ===============

                                                       ----------------------------------------------------------------------------
                                                                                                                    PS
                                                         Young Gas           1480                 PSR             Colorado
                                                          Storage           Welton,            Investment          Credit
                                                          Company (d)         Inc.                Inc.           Corporation
                                                          -------             ----                ----           -----------
OPERATING ACTIVITIES:
  Net income (loss)                                   $   119,784       $   1,740,124       $      8,869,907   $     2,300,315
  Adjustments to reconcile net income (loss)
    to net cash provided by(used in)
    operating activities:
  Depreciation and amortization                                --           1,479,541                     --           176,369
  Amortization of investment tax credits                       --             (59,914)                    --                --
  Deferred income taxes                                   258,643              79,039                    957                --
  Allowance for equity funds used during
    construction                                               --                  --                     --                --
  Change in accounts receivable                                --             457,647               (666,270)      (12,001,657)
  Change in inventories                                        --                  --                     --                --
  Change in other current assets                               --               1,879                (27,340)          159,509
  Change in accounts payable                                2,963                 125                (22,368)        2,705,188
  Change in other current liabilities                    (168,656)              8,887                449,445         2,311,371
  Change in deferred amounts                                   --                  --                     --                --
  Change in noncurrent liabilities                             --                  --                     --                --
  Other                                                  (212,734)                 --                     --                --
                                                         --------               -----                  -----           -------
    Net cash provided by (used in)
     operating activities                                      --           3,707,328              8,604,331        (4,348,905)

INVESTMENT ACTIVITES:
  Construction expenditures                                    --                  --                     --                --
  Allowance for equity funds used during
     construction                                              --                  --                     --                --
  Proceeds from (cost of) disposition of
     property, plant and equipment                             --                  --                     --                --
  Purchase of other investments                                --                  --               (450,262)               --
  Sale of other investments                                    --                  --                     --                --
  Subsidiary dividends in excess
     of earnings                                               --                  --                     --                --
  Payment for purchase of companies,
     net of cash acquired                                      --                  --                     --                --
                                                            -----               -----                  -----             -----
    Net cash provided by (used in)
     investing activities                                      --                  --               (450,262)               --

FINANCING ACTIVITIES:
  Proceeds from sale of common stock                           --                  --                     --        42,175,760
  Repurchase of common stock                                   --                  --                     --       (40,735,562)
  Proceeds from sale of long-term notes and bonds              --                  --                     --        19,860,213
  Redemption of long-term notes and bonds                      --            (307,567)                    --                --
  Short-term borrowings - net                                  --          (1,850,000)                    --       (14,650,000)
  Redemption of preferred stock                                --                  --                     --                --
  Dividends on common stock                                    --          (1,499,992)            (8,800,000)       (2,300,315)
  Dividends on preferred stock                                 --                  --                     --                --
                                                            -----               -----                  -----             -----
    Net cash provided by (used in)
      financing activities                                     --          (3,657,559)            (8,800,000)        4,350,096
                                                            -----          ----------             ----------         ---------

    Net increase (decrease) in cash
      and temporary cash investments                           --              49,769               (645,931)            1,191
    Cash and temporary cash investments
      at beginning of year                                     --              25,928                752,563            36,869
                                                            -----              ------                -------            ------
    Cash and temporary cash investments
      at end of year                                $          --       $      75,697       $        106,632   $        38,060
                                                    =============       =============       ================   ===============


                                                       ----------------------------------------------------------------------------
                                                         Natural
                                                          Fuels
                                                       Corporation
                                                       -----------
OPERATING ACTIVITIES:
  Net income (loss)                                 $  (1,077,681)
  Adjustments to reconcile net income (loss)
      to net cash provided by (used in)
      operating activities:
   Depreciation and amortization                          240,877
   Amortization of investment tax credits                      --
   Deferred income taxes                                  480,281
   Allowance for equity funds used during
     construction                                              --
   Change in accounts receivable                         (782,609)
   Change in inventories                                  425,168
   Change in other current assets                          (9,568)
   Change in accounts payable                            (132,571)
   Change in other current liabilities                    351,757
   Change in deferred amounts                                  --
   Change in noncurrent liabilities                            --
   Other                                                  108,229
                                                          -------
     Net cash provided by (used in)
      operating activities                               (396,117)

INVESTING ACTIVITIES:
   Construction expenditures                              (32,049)
   Allowance for equity funds used during
      construction
   Proceeds from (cost of) disposition of
      property, plant and equipment                    (2,923,358)
   Purchase of other investments                               --
   Sale of other investments                                9,640
   Subsidiary dividends in excess
      of earnings                                              --
   Payment for purchase of companies,
      net of cash acquired                                     --
                                                            -----
     Net cash provided by (used in)
      investing activities                             (2,945,767)

FINANCING ACTIVITIES:
   Proceeds from sale of common stock                   2,822,547
   Repurchase of common stock                                  --
   Proceeds from sale of long-term notes and bonds             --
   Redemption of long-term notes and bonds                (50,647)
   Short-term borrowings - net                                 --
   Redemption of preferred stock                               --
   Dividends on common stock                                   --
   Dividends on preferred stock                                --
                                                            -----
     Net cash provided by (used in)
      financial activities                              2,771,900
                                                        ---------
     Net increase (decrease) in cash
      and temporary cash investments                     (569,984)
     Cash and temporary cash investments
      at beginning of year                              1,607,842
                                                        ---------
     Cash and temporary cash investments
      at end of year                                $   1,037,858
                                                    =============


               PUBLIC SERVICE COMPANY OF COLORADO AND SUBSIDIARIES

              CONSOLIDATING ELIMINATIONS FOR THE BALANCE SHEET AND
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                                DECEMBER 31, 1996

                                                                                 DEBIT             CREDIT
                                                                                 -----             ------
(1)
Common stock of subsidiaries                                                  $ 119,452,617
Property, plant and equipment - steam and other (excess of
  carrying value of investment in consolidated subsidiaries
  over the equity applicable thereto at the respective dates
  of acquisition)                                                                     7,711
           Retained earnings includes:  (a) 1996 subsidiary earnings of
              $12,719,365 attributable to parent; (b) a 1996 subsidiary loss of $219,092 attributable to minority interest; and (c) ($69,139)
              of subsidiaries retained earnings at dates of acquisition                        $    34,706,282
           Investment in consolidated subsidiaries                                                  84,056,061
           Other deferred credits (minority interest in Natural Fuels
              Corporation)                                                                             697,985

To eliminate investment in consolidated subsidiaries.

(2)
Accounts payable to associated companies                                      $  28,471,390
Accounts payable                                                                  2,615,324
Note payable to associated company                                               12,066,207
           Accounts receivable from associated companies                                       $     3,923,431
           Note receivable from associated company                                                  12,066,207
           Other investments                                                                         2,615,324
           Fuel inventory financed                                                                  24,547,959

To eliminate intercompany accounts, as follows:
                                                                                Current
Payable by:                                                                     Accounts        Receivable by:
                                                                                --------

Cheyenne Light, Fuel and Power Company                                        $     575,248   Public Service Company of Colorado

                                                                                    430,639   e prime, inc.
                                                                                    224,980   1480 Welton, Inc.
                                                                                      8,174   WestGas InterState, Inc.
                                                                                  1,426,877   Fuel Resources Development Co.
                                                                                    669,151   PSR Investments, Inc.
                                                                                    588,362   Natural Fuels Corporation
                                                                                    -------
Public Service Company of Colorado                                                3,348,183
                                                                                  ---------
                                                                              $   3,923,431
                                                                              =============

                                                                                   Note
                                                                                Receivable
                                                                                ----------
Public Service Company of Colorado                                            $  12,066,207   1480 Welton, Inc.
                                                                              =============

                                                                                 Long-Term
                                                                                 Income Tax
                                                                                 Receivable
                                                                                 ----------
Public Service Company of Colorado                                            $   2,615,324   Fuel Resources Development Co.
                                                                              =============
                                                                                   Fuel
                                                                                Inventory
                                                                                 Financed
                                                                                 --------
Public Service Company of Colorado                                            $  24,547,959   PS Colorado Credit Corporation
                                                                              =============

PS Colorado Credit Corporation                                                $   5,293,873   Public Service Company of Colorado
                                                                              =============

(3)
Other deferred credits                                                        $   1,048,224
           Other deferred charges                                                              $     1,048,224

To eliminate intercompany prepayment.



                                  PUBLIC SERVICE COMPANY OF COLORADO AND SUBSIDIARIES

                                  CONSOLIDATING ELIMINATIONS FOR THE BALANCE SHEET AND
                                 STATEMENT OF INCOME AND RETAINED EARNINGS (Continued)
                                                   DECEMBER 31, 1996

                                                                                DEBIT           CREDIT
                                                                                -----           ------
(4)
Operating revenues - gas                                                        $   501,257
Operating revenues - other                                                       20,364,185
        Gas purchased for resale                                                               $     223,720
        Other operating expenses                                                                  18,444,930
        Interest charges - other interest                                                          2,196,792

To eliminate intercompany revenues and expenses as follows:
                                                                                    Gas           Other         Interest
                                                                                  purchased      operating      on debt to
                                                                      Total       for resale     expenses      associates
                                                                 -------------  -------------  --------------  -------------
Gas Operating Revenues:
   Gas transportation fee charged by Public Service Company
       of Colorado to Cheyenne Light, Fuel and Power Company     $      39,047  $      39,047  $         --    $          --
   Gas transportation fee charged by WestGas InterState,
       Inc. to Cheyenne Light, Fuel and Power Company                   46,421         46,421            --               --
   Gas transportation fee charged by Public Service Company
       of Colorado to Natural Fuels Corporation                         97,116         97,116            --               --
   Natural Fuels Corporation sales to Public Service
        Company of Colorado for station maintenance and other          288,673         41,136       247,537               --
   Administrative and operating fee charged by Public Service
        Company of Colorado to WestGas InterState, Inc.                 30,000             --        30,000               --
                                                                        ------          -----        ------            -----
                                                                       501,257        223,720       277,537               --
                                                                       -------        -------       -------           ------

Other Operating Revenues:
    Rent charged by 1480 Welton, Inc. to Public Service
        Company of Colorado                                          8,087,885             --      8,087,885              --
    Customer receivables discount charged by PS Colorado
        Credit Corporation to Public Service Company of Colorado    10,079,508             --     10,079,508              --
    Fuel inventory financing costs  charged by PS Colorado
        Credit Corporation to Public Service Company of Colorado     2,196,792             --             --       2,196,792
                                                                     ---------          -----          -----       ---------
                                                                    20,364,185             --     18,167,393       2,196,792
                                                                    ----------          -----     ----------       ---------

                                                                  $ 20,865,442   $    223,720  $  18,444,930   $   2,196,792
                                                                  ============   ============  =============   =============

(5)
Interest income from subsidiaries                                 $  1,016,243
     Interest charges  - other interest                                          $  1,016,243

To eliminate intercompany interest income and expense as follows:

Interest charges recorded by:

           Public Service Company of Colorado                     $    867,761
           Cheyenne Light, Fuel and Power Company                      116,710
           PSR Investments, Inc.                                        15,885
           1480 Welton, Inc.                                            15,887
                                                                        ------
                                                                  $  1,016,243
                                                                  ============

Interest income recorded by:

           Public Service Company of Colorado                     $    148,482
           1480 Welton, Inc.                                           867,761
                                                                       -------
                                                                  $  1,016,243
                                                                  ============

          E PRIME, INC. AND SUBSIDIARIES

     CONSOLIDATED BALANCE SHEET WITH CONSOLIDATING INFORMATION - DECEMBER 31, 1996

                                                                          CONSOLIDATING INFORMATION
                                                      ------------------------------------------------------------------------------

                                                                                                                    e prime,
               ASSETS                               Consolidated           Eliminations             Total             inc.
               ------                               ------------           ------------             -----             ----
PROPERTY, PLANT AND EQUIPMENT, at cost:
    Electric                                        $          --       $          --       $             --   $            --
    Gas                                                 2,000,000                  --              2,000,000                --
    Steam and other                                       707,308                  --                707,308           653,891
    Common to all departments                                  --                  --                     --                --
    Construction in progress                                   --                  --                     --                --
                                                            -----               -----                  -----             -----
                                                        2,707,308                  --              2,707,308           653,891
    Less: accumulated depreciation                        123,270                  --                123,270            78,826
                                                          -------               -----                -------            ------
          Total property, plant and equipment           2,584,038                  --              2,584,038           575,065
                                                        ---------               -----              ---------           -------

 INVESTMENTS:
    Subsidiaries consolidated - common stock                   --         (19,383,487)(6)         19,383,487        19,383,487
    Note receivable from associated company                    --                  --                     --                --
    Other, at cost                                      8,986,938                  --              8,986,938         1,630,415
                                                        ---------               -----              ---------         ---------
          Total investments                             8,986,938         (19,383,487)            28,370,425        21,013,902
                                                        ---------         -----------             ----------        ----------

 CURRENT ASSETS:
    Cash and temporary cash investments                 2,176,708                  --               2,176,708          453,196
    Accounts receivable                                40,600,311                  --              40,600,311       16,606,144
    Reserve for uncollectible accounts                   (723,862)                 --                (723,862)         (45,274)
    Accounts receivable from associated companies         430,639            (404,281)(7)             834,920        1,024,630
    Accrued unbilled revenues                                  --                  --                      --               --
    Recoverable purchased gas and electric
          energy costs - net                                   --                  --                     --                --
    Materials and supplies, at average cost               227,923                  --                227,923           227,923
    Fuel inventory, at average cost                            --                  --                     --                --
    Fuel inventory financed                                    --                  --                     --                --
    Gas in underground storage, at cost (LIFO)                 --                  --                     --                --
    Regulatory assets recoverable within one year              --                  --                     --                --
    Prepaid expenses and other                          1,848,338                  --              1,848,338            26,206
                                                        ---------               -----              ---------            ------
          Total current assets                         44,560,057            (404,281)            44,964,338        18,292,825
                                                       ----------            --------             ----------        ----------

 DEFERRED CHARGES:
     Regulatory assets                                         --                  --                     --                --
     Unamortized debt expense                                  --                  --                     --                --
     Other                                             18,160,687                  --             18,160,687         1,598,115
                                                       ----------               -----             ----------         ---------
          Total deferred charges                       18,160,687                  --             18,160,687         1,598,115
                                                       ----------               -----             ----------         ---------
                                                    $  74,291,720       $ (19,787,768)      $     94,079,488      $ 41,479,907
                                                    =============       =============       ================      ============


                                                    --------------------------------------------------------
                                                       Texas-Ohio          Texas-Ohio             Young Gas
                                                          Gas,             Pipeline,               Storage
               ASSETS                                     Inc.                Inc.                 Company
               ------                                     ----                ----                 -------
PROPERTY, PLANT AND EQUIPMENT, at cost:
    Electric                                        $          --       $          --       $             --
    Gas                                                        --           2,000,000                     --
    Steam and other                                        53,417                  --                     --
    Common to all departments                                  --                  --                     --
    Construction in progress                                   --                  --                     --
                                                            -----               -----                  -----
                                                           53,417           2,000,000                     --
    Less: accumulated depreciation                             --              44,444                     --
                                                            -----              ------                  -----
          Total property, plant and equipment              53,417           1,955,556                     --
                                                           ------           ---------                  -----

 INVESTMENTS:
    Subsidiaries consolidated - common stock                   --                  --                     --
    Note receivable from associated company                    --                  --                     --
    Other, at cost                                             --                  --              7,356,523
                                                            -----               -----              ---------
          Total investments                                    --                  --              7,356,523
                                                            -----               -----              ---------

 CURRENT ASSETS:
    Cash and temporary cash investments                 1,613,734             109,778                     --
    Accounts receivable                                23,984,917                  --                  9,250
    Reserve for uncollectible accounts                   (678,588)                 --                     --
    Accounts receivable from associated companies        (287,896)             94,422                  3,764
    Accrued unbilled revenues                                  --                  --                     --
    Recoverable purchased gas and electric
          energy costs - net                                   --                  --                     --
    Materials and supplies, at average cost                    --                  --                     --
    Fuel inventory, at average cost                            --                  --                     --
    Fuel inventory financed                                    --                  --                     --
    Gas in underground storage, at cost (LIFO)                 --                  --                     --
    Regulatory assets recoverable within one year              --                  --                     --
    Prepaid expenses and other                          1,817,636               4,496                     --
                                                        ---------               -----                  -----
          Total current assets                         26,449,803             208,696                 13,014
                                                       ----------             -------                 ------

 DEFERRED CHARGES:
     Regulatory assets                                         --                  --                     --
     Unamortized debt expense                                  --                  --                     --
     Other                                             16,562,572                  --                     --
                                                       ----------               -----                  -----
          Total deferred charges                       16,562,572                  --                     --
                                                       ----------               -----                  -----
                                                     $ 43,065,792       $   2,164,252           $  7,369,537
                                                     ============       =============           ============

                            E PRIME, INC. AND SUBSIDIARIES

     CONSOLIDATED BALANCE SHEET WITH CONSOLIDATING INFORMATION - DECEMBER 31, 1996

                                                                                          CONSOLIDATING INFORMATION
                                                                        ---------------------------------------------------------
                                                                                                                    e prime,
      CAPITAL AND LIABILITIES                          Consolidated        Eliminations               Total           inc.
      -----------------------                          ------------        ------------               -----           ----
 COMMON STOCK                                       $   24,448,605      $           --      $     24,448,605   $    24,448,605
 COMMON STOCK OF SUBSIDIARIES                                   --         (19,509,971)           19,509,971                --
 RETAINED EARNINGS (DEFICIT)                            (1,188,870)            126,484 (6)        (1,315,354)       (1,188,870)
                                                        ----------             -------            ----------        ----------
          Total common equity                           23,259,735         (19,383,487)           42,643,222        23,259,735

 PREFERRED STOCK:
    Not subject to mandatory redemption                         --                  --                    --                --
    Subject to mandatory redemption at par                      --                  --                    --                --
 LONG-TERM DEBT                                                 --                  --                    --                --
                                                             -----              ------                 -----             -----
                                                        23,259,735         (19,383,487)           42,643,222        23,259,735
                                                        ----------        ------------           ----------        ----------

 NONCURRENT LIABILITIES:
    Employees' postretirement benefits other
      than pensions                                             --                  --                    --                --
    Employees' postemployment benefits                          --                  --                    --                --
                                                             -----              ------                 -----             -----
          Total noncurrent liabilities                          --                  --                    --                --
                                                             -----              ------                 -----             -----

 CURRENT LIABILITIES:
    Notes payable and commercial paper                   3,500,000                  --             3,500,000         3,500,000
    Long-term debt due within one year                          --                  --                    --                --
    Preferred stock subject to mandatory
       redemption within one year                               --                  --                    --                --
    Accounts payable                                    38,589,304                  --            38,589,304        14,310,708
    Accounts payable to associated companies                    --            (404,281)(7)           404,281           262,541
    Note payable to associated company                          --                  --                    --                --
    Dividends payable                                           --                  --                    --                --
    Customers' deposits                                    324,875                  --               324,875                --
    Accrued taxes                                          210,954                  --               210,954            19,445
    Accrued interest                                         7,647                  --                 7,647             7,647
    Current defueling & decommissioning liability               --                  --                    --                --
    Current accumulated deferred income taxes                   --                  --                    --                --
    Other                                                1,910,212                  --             1,910,212           108,829
                                                         ---------              ------             ---------            -------
          Total current liabilities                     44,542,992            (404,281)           44,947,273        18,209,170
                                                        ----------            --------            ----------        ----------

 DEFERRED CREDITS:
    Customers' advances for construction                         --                 --                    --                --
    Unamortized investment tax credits                           --                 --                    --                --
    Accumulated deferred income taxes                     6,488,993                 --             6,488,993            11,002
    Other                                                        --                 --                    --                --
                                                              -----             ------                 -----             -----
          Total deferred credits                          6,488,993                 --             6,488,993            11,002

 COMMITMENTS AND CONTINGENCIES
                                                    ---------------     --------------      ----------------   ---------------
                                                    $    74,291,720     $  (19,787,768)     $     94,079,488   $    41,479,907
                                                    ===============     ==============      ================   ===============


                                                       ----------------------------------------------------
                                                       Texas-Ohio            Texas-Ohio           Young Gas
                                                          Gas,                Pipeline,            Storage
      CAPITAL AND LIABILITIES                             Inc.                  Inc.               Company
      -----------------------                             ----                  ----               -------
 COMMON STOCK                                       $           --      $          --       $             --
 COMMON STOCK OF SUBSIDIARIES                           11,200,000          2,000,000              6,309,971
 RETAINED EARNINGS (DEFICIT)                              (634,794)           124,083                384,227
                                                          --------            -------                -------
          Total common equity                           10,565,206          2,124,083              6,694,198

 PREFERRED STOCK:
    Not subject to mandatory redemption                         --                 --                     --
    Subject to mandatory redemption at par                      --                 --                     --
 LONG-TERM DEBT                                                 --                 --                     --
                                                             -----              -----                  -----
                                                        10,565,206          2,124,083              6,694,198
                                                        ----------          ---------              ---------

 NONCURRENT LIABILITIES:
    Employees' postretirement benefits other
      than pensions                                             --                 --                     --
    Employees' postemployment benefits                          --                 --                     --
                                                             -----              -----                  -----
          Total noncurrent liabilities                          --                 --                     --
                                                             -----              -----                  -----

 CURRENT LIABILITIES:
    Notes payable and commercial paper                          --                 --                     --
    Long-term debt due within one year                          --                 --                     --
    Preferred stock subject to mandatory
       redemption within one year                               --                 --                     --
    Accounts payable                                    24,257,872             20,724                     --
    Accounts payable to associated companies               141,740                 --                     --
    Note payable to associated company                          --                 --                     --
    Dividends payable                                           --                 --                     --
    Customers' deposits                                    324,875                 --                     --
    Accrued taxes                                          173,860                 --                 17,649
    Accrued interest                                            --                 --                     --
    Current defueling & decommissioning liability               --                 --                     --
    Current accumulated deferred income taxes                   --                 --                     --
    Other                                                1,801,383                 --                     --
                                                         ---------              -----                  -----
          Total current liabilities                     26,699,730             20,724                 17,649
                                                        ----------             ------                 ------

 DEFERRED CREDITS:
    Customers' advances for construction                        --                 --                     --
    Unamortized investment tax credits                          --                 --                     --
    Accumulated deferred income taxes                    5,800,856             19,445                657,690
    Other                                                       --                 --                     --
                                                             -----              -----                  -----
          Total deferred credits                         5,800,856             19,445                657,690

 COMMITMENTS AND CONTINGENCIES
                                                    --------------      -------------       ----------------
                                                    $   43,065,792      $   2,164,252       $      7,369,537
                                                    ==============      =============       ================

                            E PRIME, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS WITH CONSOLIDATING INFORMATION
                            YEAR ENDED DECEMBER 31, 1996

                                                                                CONSOLIDATING INFORMATION
                                                            -----------------------------------------------------------------------
                                                                                                                   e prime,
                                                     Consolidated         Eliminations            Total              inc.
                                                     ------------         ------------            -----              ----
OPERATING REVENUES:
    Electric                                        $   7,806,079        $         --       $      7,806,079   $     7,449,135
    Gas                                                64,388,543             283,540 (8)         64,672,083        25,928,881
    Other                                                 955,697                  --                955,697           955,697
                                                          -------                                    -------           -------
                                                       73,150,319             283,540             73,433,859        34,333,713

 OPERATING EXPENSES:
    Fuel used in generation                                    --                  --                     --                --
    Purchased power                                     7,649,440                  --              7,649,440         7,300,242
    Gas purchased for resale                           60,840,781            (283,540)(8)         61,124,321        23,588,723
    Other operating expenses                            6,224,141                  --              6,224,141         5,125,320
    Maintenance                                                --                  --                     --                --
    Depreciation and amortization                       1,053,131                  --              1,053,131           180,559
    Taxes (other than income taxes)                       148,723                  --                148,723           116,797
    Income taxes                                         (864,623)                 --               (864,623)         (893,962)
                                                         --------               -----               --------          --------
                                                       75,051,593            (283,540)            75,335,133        35,417,679
                                                       ----------            --------             ----------        ----------
 OPERATING INCOME (LOSS)                              (1,901,274)                  --             (1,901,274)       (1,083,966)

 OTHER INCOME AND DEDUCTIONS:
    Allowance for equity funds used during
       construction                                            --                  --                     --                --
    Equity in earnings of consolidated
       subsidiaries                                            --             706,697 (6)               706,697           706,697
    Interest income from subsidiaries                          --                  --                     --                --
    Miscellaneous income (deductions) - net             1,198,116                  --              1,198,116          (327,388)
                                                        ---------               -----              ---------          --------
                                                        1,198,116             706,697              1,904,813           379,309
 INTEREST CHARGES:
    Interest on long-term debt                                 --                  --                     --                --
    Amortization of debt discount and
       expense less premium                                    --                  --                     --                --
    Other interest                                         45,581                  --                 45,581            44,082
    Allowance for borrowed funds used
       during construction                                     --                  --                     --                --
                                                            -----               -----                  -----             -----
                                                           45,581                  --                 45,581            44,082
                                                           ------               -----                 ------            ------
 NET INCOME (LOSS) (a)                                   (748,739)            706,697 (b)            (42,042)         (748,739)
 RETAINED EARNINGS (DEFICIT)
      AT BEGINNING OF YEAR (a)                           (440,131)           (650,040)(b)            209,909          (440,131)
                                                         --------            --------                -------          --------
                                                       (1,188,870)          1,356,737                167,867        (1,188,870)
 DIVIDENDS ON PREFERRED STOCK                                  --                  --                     --                --
 DIVIDENDS ON COMMON STOCK                                     --          (1,483,221)(b)         (1,483,221)               --
 OTHER ADJUSTMENT                                              --                  --                     --                --
                                                            -----               -----                  -----             -----
 RETAINED EARNINGS (DEFICIT)
      AT END OF YEAR                                $  (1,188,870)      $     (126,484)     $     (1,315,354)  $    (1,188,870)
                                                    =============       ==============      ================   ===============

(a) Young Gas Storage Company became a subsidiary of e prime, inc. effective February 1, 1996.  The statement of income includes eleven months of operations.  e prime, inc acquired Texas-Ohio Gas, Inc. and Pipeline, Inc. effective
       September 1, 1996 and accordingly, the statement of income includes four months of operations.
(b) To eliminate intercompany investment, earnings and dividends.


                                                            ------------------------------------------------
                                                        Texas-Ohio         Texas-Ohio           Young Gas
                                                           Gas,             Pipeline,            Storage
                                                         Inc. (a)           Inc. (a)            Company (a)
                                                         --------           --------            -----------
OPERATING REVENUES:
    Electric                                        $     356,944       $          --       $             --
    Gas                                                38,459,662             283,540                     --
    Other                                                      --                  --                     --
                                                            -----               -----                  -----
                                                       38,816,606             283,540                     --

 OPERATING EXPENSES:
    Fuel used in generation                                    --                  --                     --
    Purchased power                                       349,198                  --                     --
    Gas purchased for resale                           37,535,598                  --                     --
    Other operating expenses                            1,050,623              48,198                     --
    Maintenance                                                --                  --                     --
    Depreciation and amortization                         828,128              44,444                     --
    Taxes (other than income taxes)                        31,926                  --                     --
    Income taxes                                         (338,048)             66,815                300,572
                                                         --------              ------                -------
                                                       39,457,425             159,457                300,572
                                                       ----------             -------                -------
 OPERATING INCOME (LOSS)                                 (640,819)            124,083               (300,572)

 OTHER INCOME AND DEDUCTIONS:
    Allowance for equity funds used during
       construction                                            --                  --                     --
    Equity in earnings of consolidated
       subsidiaries                                            --                  --                     --
    Interest income from subsidiaries                          --                  --                     --
    Miscellaneous income (deductions) - net                 7,524                  --              1,517,980
                                                            -----               -----              ---------
                                                            7,524                  --              1,517,980
 INTEREST CHARGES:
    Interest on long-term debt                                 --                  --                     --
    Amortization of debt discount and
       expense less premium                                    --                  --                     --
    Other interest                                          1,499                  --                     --
    Allowance for borrowed funds used
       during construction                                     --                  --                     --
                                                            -----               -----                  -----
                                                            1,499                  --                     --
                                                            -----               -----                  -----
NET INCOME (LOSS) (a)                                    (634,794)            124,083              1,217,408
 RETAINED EARNINGS (DEFICIT)
      AT BEGINNING OF YEAR (a)                                 --                  --                650,040
                                                            -----               -----                -------
                                                         (634,794)            124,083              1,867,448
 DIVIDENDS ON PREFERRED STOCK                                  --                  --                     --
 DIVIDENDS ON COMMON STOCK                                                         --             (1,483,221)
 OTHER ADJUSTMENT                                              --                  --                     --
                                                            -----               -----                  -----
 RETAINED EARNINGS (DEFICIT)
      AT END OF YEAR                                $    (634,794)      $     124,083       $        384,227
                                                    =============       =============       ================


                            E PRIME, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENT OF CASH FLOWS WITH CONSOLIDATING INFORMATION
                            YEAR ENDED DECEMBER 31, 1996
                                                                           CONSOLIDATING INFORMATION
                                                                 -------------------------------------------------------------------


                                                                                                                     e prime,
                                                      Consolidated         Eliminations            Total               inc.
                                                      ------------         ------------            -----               ----
OPERATING ACTIVITIES:
  Net income (loss)                                 $    (748,739)      $      706,697 (a)  $        (42,042)  $      (748,739)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
   Depreciation and amortization                          112,275                  --                112,275            67,831
   Amortization of investment tax credits                      --                  --                     --                --
   Deferred income taxes                                  136,473                  --                136,473             7,825
   Allowance for equity funds used during
     construction                                              --                  --                     --                --
   Change in accounts receivable                      (35,331,229)           (404,281)(b)        (35,735,510)      (17,338,923)
   Change in inventories                                 (227,923)                 --               (227,923)         (227,923)
   Change in other current assets                      (1,845,266)                 --             (1,845,266)          (23,134)
   Change in accounts payable                          28,392,727             404,281 (b)         28,797,008        14,313,896
   Change in other current liabilities                  1,680,064                  --              1,680,064            78,580
   Change in deferred amounts                            (279,665)                 --               (279,665)       (1,128,168)
   Change in noncurrent liabilities                            --                  --                     --                --
   Other                                                   80,584                  --                 80,584           102,964
                                                           ------               -----                 ------           -------
     Net cash provided by (used in)
      operating activities                          $  (8,030,699)            706,697             (7,324,002)       (4,895,791)

INVESTING ACTIVITIES:
   Construction expenditures                             (586,680)                 --               (586,680)         (543,840)
   Allowance for equity funds used during
     construction                                              --                  --                     --                --
   Proceeds from (cost of) disposition of
     property, plant and equipment                          4,279                  --                  4,279             4,279
   Purchase of other investments                       (1,716,660)                 --             (1,716,660)       (1,726,475)
   Sale of other investments                               19,004                  --                 19,004                --
   Subsidiary dividends in excess of earnings                  --             776,524 (a)            776,524           776,524
   Payment for purchase of companies, net of
     cash acquired                                      3,648,965                  --              3,648,965        (2,000,000)
                                                        ---------               -----              ---------        ----------
     Net cash provided by (used in) investing
       activities                                       1,368,908             776,524              2,145,432        (3,489,512)

FINANCING ACTIVITIES:
   Proceeds from sale of common stock                   5,182,855                  --              5,182,855         5,182,855
   Repurchase of common stock                                  --                  --                     --                --
   Proceeds from sale of long-term notes and bonds             --                  --                     --                --
   Redemption of long-term notes and bonds                     --                  --                     --                --
   Short-term borrowings - net                          3,500,000                  --              3,500,000         3,500,000
   Redemption of preferred stock                               --                  --                     --                --
   Dividends on common stock                                   --           (1,483,221)(a)        (1,483,221)               --
   Dividends on preferred stock                                --                  --                     --                --
                                                            -----               -----                  -----             -----
     Net cash provided by (used in) financing
       activities                                       8,682,855          (1,483,221)             7,199,634         8,682,855
                                                        ---------          ----------              ---------         ---------
     Net increase in cash and temporary
       cash investments                                 2,021,064                  --              2,021,064           297,552
     Cash and temporary cash investments at
       beginning of year                                  155,644                  --                155,644           155,644
                                                          -------                                    -------           -------
     Cash and temporary cash investments at
       end of year                                  $   2,176,708       $          --       $      2,176,708   $       453,196
                                                    =============       =============       ================   ===============

(a) Eliminate subsidiary net income, undistributed equity in earnings of subsidiaries and dividends paid to parent.
(b) Eliminate changes in accounts payable to and receivables from associated companies.
(c) Young Gas Storage Company became a subsidiary of e prime, inc. effective February 1, 1996.  The statement of cash flows includes eleven months of operations.  e prime, inc. acquired Texas-Ohio Gas, Inc. and Texas-Ohio Pipeline, Inc.
       effective September 1, 1996 and accordingly, the statement of cash flows includes four months of operations.

                                                            ------------------------------------------------------------------------
                                                      Texas-Ohio            Texas-Ohio          Young Gas
                                                         Gas,                Pipeline,           Storage
                                                       Inc. (c)              Inc. (c)          Company (c)
                                                       --------              --------          -----------
OPERATING ACTIVITIES:
  Net income (loss)                                 $    (634,794)      $     124,083       $      1,217,408
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
   Depreciation and amortization                               --              44,444                     --
   Amortization of investment tax credits                      --                  --                     --
   Deferred income taxes                                 (289,844)             19,445                399,047
   Allowance for equity funds used during
     construction                                              --                  --                     --
   Change in accounts receivable                      (18,298,401)            (94,422)                (3,764)
   Change in inventories                                       --                  --                     --
   Change in other current assets                      (1,817,636)             (4,496)                    --
   Change in accounts payable                          14,746,193                 714               (263,795)
   Change in other current liabilities                  1,493,973                  --                107,511
   Change in deferred amounts                             828,128                  --                 20,375
   Change in noncurrent liabilities                            --                  --                     --
   Other                                                       --                  --                (22,380)
                                                            -----               -----                --------
     Net cash provided by (used in)
      operating activities                             (3,972,381)             89,768              1,454,402

INVESTING ACTIVITIES:
   Construction expenditures                              (42,840)                 --                     --
   Allowance for equity funds used during
     construction                                              --                  --                     --
   Proceeds from (cost of) disposition of
     property, plant and equipment                             --                  --                     --
   Purchase of other investments                               --                  --                  9,815
   Sale of other investments                                   --                  --                 19,004
   Subsidiary dividends in excess of earnings                  --                  --                     --
   Payment for purchase of companies, net of
     cash acquired                                      5,628,955              20,010                     --
                                                        ---------              ------                  -----
     Net cash provided by (used in)
      investing activities                              5,586,115              20,010                 28,819

FINANCING ACTIVITIES:
   Proceeds from sale of common stock                          --                  --                     --
   Repurchase of common stock                                  --                  --                     --
   Proceeds from sale of long-term notes and bonds             --                  --                     --
   Redemption of long-term notes and bonds                     --                  --                     --
   Short-term borrowings - net                                 --                  --                     --
   Redemption of preferred stock                               --                  --                     --
   Dividends on common stock                                   --                  --             (1,483,221)
   Dividends on preferred stock                                --                  --                     --
                                                            -----               -----                  -----
     Net cash provided by (used in)
       financing activities                                    --                  --             (1,483,221)
                                                            -----               -----             ----------
     Net increase in cash and temporary
        cash investments                                1,613,734             109,778                     --
     Cash and temporary cash investments at
        beginning of year                                      --                  --                     --
                                                            -----               -----                  -----
     Cash and temporary cash investments at
        end of year                                 $   1,613,734       $     109,778       $             --
                                                    =============       =============       ================


                                                               E PRIME, INC. AND SUBSIDIARIES

                                      CONSOLIDATING ELIMINATIONS FOR THE BALANCE SHEET AND
                                           STATEMENT OF INCOME AND RETAINED EARNINGS
                                                       DECEMBER 31, 1996

                                                                                DEBIT              CREDIT
                                                                                -----              ------
(6)
Common stock of subsidiaries                                                   $  19,509,971
           Retained earnings includes:  (a) 1996 subsidiary earnings of
              $706,697 attributable to parent and (b) $650,040 of subsidiaries
              retained earnings at dates of acquisition                                            $        126,484
           Investment in consolidated subsidiaries                                                       19,383,487

To eliminate investment in consolidated subsidiaries.

(7)
Accounts payable to associated companies                                       $     404,281
           Accounts receivable from associated companies                                           $        404,281

To eliminate intercompany accounts, as follows:
                                                                                Current
Payable by:                                                                     Accounts           Receivable by:
-----------                                                                     --------           --------------

Texas-Ohio Gas, Inc.                                                           $     141,740       Texas-Ohio Pipeline, Inc.

                                                                                       8,900       Texas-Ohio Gas, Inc.
                                                                                          52       Texas-Ohio Pipeline, Inc.
                                                                                     253,589       Young Gas Storage Company
                                                                                     -------
e prime, inc.                                                                        262,541
                                                                                     -------
                                                                               $     404,281
                                                                               =============

(8)
Operating revenues - gas                                                       $     283,540
        Gas purchased for resale                                                                   $        283,540

To eliminate intercompany revenues and expenses.
